EXHIBIT 10DD

LEASE AGREEMENT

THIS LEASE ("Lease") is made this 7th day of May, 2009, by and between DECORATOR INDUSTRIES, INC., a Pennsylvania corporation ("Tenant") with an address at 10011 Pines Boulevard, Suite 201, Pembroke Pines, Florida  33024 and VIKING PROPERTIES, L.L.C., a Louisiana limited liability company ("Landlord") with an address at 348 Aero Drive, Shreveport, LA  71107.

WHEREAS, pursuant to that certain Agreement of Purchase and Sale for Property executed in March, 2009 ("Purchase Agreement") by and between Tenant, as seller, and Landlord, as buyer, Landlord purchased from Tenant that certain real property located in the City of Bossier, Parish of Bossier, having an address of 4300 Viking Drive, Bossier City, Louisiana 71111; and

WHEREAS, pursuant to the Purchase Agreement, Landlord and Tenant have agreed that Landlord will lease to Tenant, and Tenant will lease from Landlord, the Premises upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.

Recitals.  The parties acknowledge the accuracy of the foregoing recitals which are incorporated by reference herein and are made a part of this Lease.

2.

Leased Property.  Landlord leases to Tenant, and Tenant rents from Landlord, the real property described on Exhibit "A" attached hereto and made a part hereof (hereinafter the "Land"), warehouse/ manufacturing and office building (the "Building"), all related parking areas, access drives and landscaped areas which is located at 4300 Viking Drive, Bossier City, Louisiana 71111 (collectively the "Premises").

3.

Lease Term.  The Lease shall have a term of fifteen (15) years (the "Term") commencing on the date of this Lease Agreement (the "Commencement Date") and expiring on May 5, 2024 (the "Expiration Date").  For purposes of this Lease, a Lease year shall consist of twelve (12) consecutive calendar months commencing on the Commencement Date.

4.

Use and Occupancy.  Tenant shall use the Premises for warehouse, manufacturing and office uses, and for no other purpose(s) without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed.  Tenant shall not use the Building or the Premises for any purpose which is in contravention of any law, municipal ordinance or regulation.  Tenant has been in possession of the Premises prior to the commencement date, pursuant to its ownership of the Premises and Tenant hereby accepts possession of the Premises in its present "AS-IS" condition.

5.

Rent.  Tenant hereby agrees to pay to Landlord, at the address of Landlord provided herein, or at such other place as Landlord may hereafter from time to time designate in writing, annual "Base Rent", payable in monthly installments beginning on the Commencement Date and continuing for the remainder of the Term, in an amount equal to Fifty Five Thousand Dollars ($55,000.00) per year [Four Thousand Five Hundred Eighty Three and 33/100 Dollars ($4,583.33) per month], increasing by two percent (2.0%) each annum on the anniversary of the date hereof.

Monthly installments of Base Rent shall be paid in advance on the first day of each month during the Term without setoff, deduction or abatement, except as may be expressly set forth in this Lease.  It is the purpose and intent of Landlord and Tenant that this Lease shall be absolutely net to Landlord and that Tenant shall pay, without notice or demand, and without abatement, deduction or set off, and hold harmless Landlord from and against, all costs, taxes, insurance premiums and expenses and obligations of every kind and nature whatsoever relating to the Building or Premises which may arise or become due during the Term, except as otherwise expressly set forth in this Lease.  In the event any monthly payment of Base Rent is not received by Landlord within five (5) days of the due date, Tenant shall pay to Landlord a late fee of Fifty and 00/100 ($50.00) Dollars per day for each day that such Base Rent installment remains unpaid, to help defray the additional costs to Landlord resulting from such late payment.  In the event Tenant delivers any check to Landlord which is not collectable for any reason, then Tenant agrees to pay to Landlord a service charge of One Hundred and 00/100 ($100.00) Dollars upon Landlord's request, in addition to any late charge assessed against Tenant.  Late charges and charges for insufficient funds shall be in addition to Landlord's other rights and remedies under this Lease, or at law and shall not be construed as liquidated damages or limiting Landlord's remedies in any manner.

6.

HVAC; Tenant's Responsibilities. Tenant is aware of the condition of the HVAC system serving the Premises.  Tenant represents and warrants that, within sixty (60) days of the date hereof, the HVAC system serving the Premises will be serviced by a reputable HVAC contractor and throughout the Term, Tenant shall, at its sole cost and expense, maintain the HVAC system in good working order and repair and Tenant further represents and warrants that the HVAC system shall be in good working order and repair on the Expiration Date.  Tenant shall, at its sole cost and expense and subject to ordinary wear and tear, keep and maintain in operating condition and repair in the manner they have been previously maintained by Tenant, in all cases to ordinary wear and tear, including replacements if necessary, all portions of the Building and Premises including the exterior, structural and interior portions of the Building or the Premises, including without limitation the roof and windows and improvements located in the Building, all electrical, mechanical and plumbing systems for the Building, and any and all systems, and telecommunication equipment for the Building (including, by way of example, air conditioners, transformers and plumbing); provided, however, that Tenant shall not be required to maintain in operating condition and repair any systems or equipment which it has installed for its own use and enjoyment upon its election to discontinue the use thereof, including, but not limited to, communication and security systems.  Upon Landlord's request Tenant shall remove any such discontinued system or equipment at the termination of this Lease; provided that Tenant shall not be required to remove wiring installed within walls.  In addition and subject to the preceding sentence, Tenant shall, at its sole cost and expense, be responsible for the HVAC system for the Building, and Tenant agrees, at its own cost and expense, to keep in effect throughout the entire Term a service contract for the HVAC system with a reputable HVAC contractor, which HVAC system shall be inspected and have routine preventative maintenance performed at least once per year.  Tenant also agrees to maintain the exterior areas of the Premises, including paved and landscaped areas in a neat and orderly condition and to maintain the paved areas in operating condition and repair in the manner that they have been maintained by Tenant subject, in all cases, to ordinary wear and tear.  Landlord has no responsibility for any cost, repair, maintenance or replacement of any portion of the Building, Premises, systems or equipment.  Tenant acknowledges and agrees that Tenant is accepting the Building and Premises in "AS-IS" "WHERE-IS" condition without any representation or warranty of any kind by Landlord.  All repairs and replacements made by or on behalf of Tenant shall be made in a good and workmanlike manner, and in accordance with all applicable laws and regulations of all governmental authorities having jurisdiction over the Building and Premises.  All replacement materials utilized by Tenant hereunder shall be of an equal quality to the existing materials currently utilized at the Premises.

7.

Utilities.  During the Term, Tenant shall pay for all gas, heat, light, power, water, sewer, telephone or other communication service, security services, janitorial services, garbage disposal and all other utilities and services supplied to Tenant at the Premises.  Upon Landlord's request, Tenant agrees to provide Landlord, on an annual basis, evidence that all municipal water and/or sewer bills have been paid.  Landlord shall not be liable to Tenant for any loss or damage to Tenant or its property resulting from burst, stopped or leaking utility lines that are within the Premises or service the Building, and Landlord shall not be liable to Tenant for damages or otherwise for any failure or interruption of any such utility service furnished to the Premises, unless caused by Landlord's or its employees' or agents' gross negligence or willful misconduct.

8.

Real Estate Taxes and Assessments.  Tenant shall pay all real estate taxes, special assessment installments and other ad valorem governmental charges of any kind which are attributable to the Building and Premises  during the Term (or any renewal term)(collectively, the "Taxes").  Landlord shall forward to Tenant all bills and notices regarding the Taxes upon receipt.  Landlord agrees that Tenant may request the taxing authorities to send all statements for Taxes directly to Tenant and further agrees to execute any requests or consents required by the taxing authorities in connection therewith.  Tenant shall pay all such Taxes prior to the penalty date and shall forward to Landlord documentation evidencing the payment of all Taxes. In the event Tenant fails to pay any Taxes by the penalty date, Landlord shall have the option, but not the obligation, without limiting Landlord's remedies hereunder, to pay such Taxes and demand Tenant immediately reimburse Landlord the amount of said Taxes, any applicable interest or penalties applied by the taxing body, and additional interest at the rate of ten (10) percent per annum until reimbursement.  In addition, Tenant shall be responsible for paying any personal property taxes levied against Tenant's personal property, equipment and trade fixtures located within the Premises.  If, due to a change in the method of taxation, any franchise, income, profit or other tax shall be levied against Landlord in substitution for or in lieu of any tax which would constitute a real estate tax, such franchise, income, profit or other tax shall be deemed to be Taxes for the foregoing purposes to the extent, and only to the extent, that such altered or new Taxes replace or are in lieu of an increase in the ad valorem governmental charges which Tenant has agreed to pay under the first sentence of this Paragraph 8. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not be required to pay any estate, inheritance, succession or transfer tax which may be payable on account of the Landlord's ownership of the Premises, and Tenant shall not be required to pay any income or similar tax on account of the transfer of Landlord's interest in the Premises or on account of the receipt by Landlord of the Base Rent hereunder unless such tax is in partial or complete substitution for the ad valorem taxes against the Premises which Tenant has agreed to pay under the first sentence of this

Section 8.  Landlord shall not be responsible for any late fees or penalties due to Tenant's failure to make timely payments.

Landlord agrees that Tenant shall have the right, but not the duty, at its sole cost and expense, to contest the amount or legality of the Taxes which may be assessed against the Premises or Landlord which Tenant has agreed to pay hereunder and to make application for the reduction thereof or of any assessment upon the Premises, and Landlord agrees to execute or join in the execution of any instrument or document necessary in connection with such contest or application should Landlord be requested to do so by Tenant.  Tenant agrees to prosecute any such contest or application with due diligence and to provide Landlord with any necessary undertakings or agreements to the end that the title to the Premises shall not be prejudiced by any such contest or application.  Landlord and Tenant agree that any assessments against the Premises during the Term shall, wherever permitted by the taxing authority, be paid in installments over the longest period permitted by such taxing authority.

9.

Insurance and Indemnification.

A.

Tenant's Insurance Requirements.  Tenant shall at all times  during the Term, keep in full force and effect, at its sole cost and expense, with respect to the Building and Premises, the following types of insurance in the amounts specified:

(i)

A commercial general public liability policy of insurance with limits of liability not less than One Million Dollars ($1,000,000.00) per occurrence for bodily injury, personal injury or death, or property damage.

(ii)

Fire and extended coverage insurance covering the structure of the Building and all other structural improvements (excluding Tenant's trade fixtures, furnishings and equipment) against loss or damage by fire, windstorm, hail, smoke damage and vandalism and malicious mischief and such other risks as are from time to time covered under an "extended coverage" endorsement in an amount equal to the full replacement cost of the Building, as reasonably determined by Landlord and Tenant.  The proceeds from any such policy shall be paid to the Landlord or Tenant pursuant to the terms and conditions set forth in Paragraph 13 of this Lease.  In the event Tenant elects not to reconstruct the Building, the proceeds from any such policy shall be paid to Landlord in accordance with the terms and conditions of Paragraph 13 below.

All policies of insurance required to be maintained by Tenant under Paragraph 9(A)(i) and 9(A)(ii) shall be issued by an insurance company licensed to do business in Louisiana  and shall name Landlord and any other parties in interest designated by Landlord as additional insured and loss payee as their respective interests may appear, and shall contain a provision that the insurer will not cancel, change or fail to renew the insurance without giving Landlord thirty (30) days prior written notice.  Tenant's obligation to provide the insurance required under this subsection may be satisfied by a blanket policy or policies of insurance carried and maintained by Tenant provided that the coverage afforded Tenant will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting the requirements of this Lease.  Tenant shall furnish to Landlord such evidence, including copies of such policies, as Landlord may require to ensure that the insurance referred to in this Paragraph 9 is in full force and effect and that the premiums therefor have been paid.  In the event of overlapping coverage between Tenant's insurance and insurance carried by Landlord, Tenant's insurance coverage will be deemed to be the primary coverage.

B.

Indemnification.  Subject to Section 9.C. of this Lease, Tenant shall indemnify and hold harmless Landlord, its members, employees, successors and assigns, from and against all claims, causes, causes of action, judgments, liabilities, obligations, losses, costs and expenses (including court costs and reasonable attorneys' fees) arising from, related to or as a result of: (a) any accident, injury, death, loss or damage whatsoever to any person or to the property of any person, including the person and property of Landlord and its employees, agents, clients, licensees, invitees, contractors and subtenants, that occurs during the Term or any renewal term, on or in the Land, Building, Premises, and/or (b) any act or omission of Tenant or any agent, contractor, officer, employee, subtenant, licensee, invitee or client of Tenant that occurs during the Term, on or in the Land, Building, Premises, excluding any claims based upon or arising directly out of the intentional acts, negligence or willful misconduct of Landlord.  It is understood and agreed that all personal property of any kind, nature or description whatsoever, kept, stored or maintained upon or in the Premises shall be kept, stored or maintained at the sole risk and responsibility of Tenant exclusively.  Subject to Paragraph 9.C. of this Lease, Landlord shall indemnify and hold harmless Tenant, its officers, shareholders, employees, successors and assigns from and against all claims, causes, causes of action, judgments, liabilities, obligations, losses, costs and expenses (including court costs and reasonable attorneys' fees) arising from, related to or as a result of any act of Landlord or any agent, contractor, officer, employee, licensee, invitee or client of Landlord at the Premises to the extent based upon or arising directly out of the intentional acts, negligence or willful misconduct of Landlord.  The foregoing indemnity obligations shall survive the cancellation or termination of this Lease.

C.

Waiver of Subrogation.  Landlord and Tenant hereby release each other and their respective agents and employees from any and all liability to each other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by or resulting from risks insured against under fire or extended coverage casualty insurance carried by the parties and in force at the time of any such loss or damage; provided, however, that this release shall be applicable and in force and effect only with respect to loss or damage occurring during such time as the releaser's policies contain a clause or endorsement to the effect that any such release shall not adversely affect or impair such policies or prejudice the right of the releaser to recover thereunder.  Landlord and Tenant each agrees that it will request its insurance carriers to include in its policies such a clause or endorsement, and will include such a clause only so long as it is includable without additional cost, or if there is an additional cost, only so long as the other party pays such additional cost.  Each party will notify the other of any such additional cost, and such other party may, at its election, pay the applicable amount.

10.

Alterations .  Except as to the Additions ( hereinafter defined), Tenant shall not commence any addition to the Building without Landlord's prior written consent, which shall not be unreasonably withheld or delayed, and which shall, in the event not specifically rejected by Landlord within ten (10) days, be deemed to have been granted to Tenant.  Tenant shall have the right, without Landlord's consent, to make repair and alterations ("Minor Alterations") to the Premises that do not (i) involve the expenditure of more than Fifty Thousand Dollars ($50,000.00) in connection with such alteration or repair or (ii) materially and adversely affect the Building systems or structure.  Without limiting the rights of Tenant under Paragraphs 13 and 14, all alterations, additions, improvements and fixtures (other than Tenant's trade fixtures) made hereunder shall immediately become Landlord's property and shall be considered part of the Building.  Tenant shall not permit any mechanics liens to be placed on the Land, Building or Premises other than inchoate mechanics liens for improvements as to which payment is not due or is in dispute.  If any mechanic's lien is filed against the Land, Building or Premises for work claimed to have been done for, or materials claimed to have been furnished to Tenant, it shall be discharged by Tenant within sixty (60) days thereafter, at Tenant's expense, by filing the bond required by law or by payment or otherwise.  In addition, Tenant shall defend, save and hold Landlord harmless from any such mechanic's lien or claim, including, without limitation, Landlord's reasonable attorney's fees, costs and expenses actually incurred.

11.

Additions.  Tenant shall have the right from time to time during the Term, at Tenant's sole cost and expense, to construct one or more additions to the Building or appurtenant structures on the Land (each, an "Addition" collectively the "Additions").  Tenant shall obtain Landlord's prior written approval of the design and quality of all Additions, which approvals shall not be unreasonably withheld, conditioned or delayed if the design and quality of any Addition is reasonably compatible with the Building.  Tenant shall obtain all permits, approvals, and certificates required by any governmental body to construct any Addition, file an appropriate mechanics lien waiver at commencement of construction and, upon completion, obtain certificates of final approval and occupancy and shall deliver promptly the originals of all such permits, approvals and certificates to Landlord.  In the event that any Addition is constructed hereunder, such Addition(s) shall be included in the definition of Building and Premises and shall be deemed to be owned by Landlord, provided, however, Tenant shall not pay annual Base Rent for the Addition(s).  Tenant shall be fully responsible for any Taxes, operating expenses, maintenance costs or utilities for the Addition(s).  All Additions shall be made in compliance with all applicable governmental laws, rules, regulations and requirements, including, but not limited to, the Americans with Disabilities Act of 1990 and its implementing regulations, as then in effect, and all similar applicable state and local laws, rules and regulations.  Tenant will hold Landlord harmless and indemnify Landlord for all claims, demands, judgments, costs expenses (including reasonable attorneys' fees and disbursements), and losses arising out of or related to Tenant's failure to comply with the provisions of this Paragraph.  Tenant's obligation to hold Landlord harmless and indemnify Landlord, as set forth in this Paragraph 11, shall survive the expiration or earlier termination of this Lease.

12.

Assignment and Subletting.  Except for Permitted Transfers (as defined below), Tenant covenants not to assign or transfer this Lease or sublet all or any part of the Building or Premises without the prior written consent of Landlord, which consent may not be unreasonably withheld.  In the event of any consented to assignment or transfer, Tenant shall remain fully liable to perform Tenant's obligations under this Lease.  No consent by Landlord to any assignment, transfer, or subletting on any one occasion shall be deemed a consent to any subsequent assignment, transfer, or subletting by Tenant or by any successors, assigns, transferees, mortgagees or sublessees of Tenant.  Transfers of beneficial ownership interests among existing shareholders shall not require Landlord's consent.

Notwithstanding the foregoing prior provisions of this Paragraph 12, Tenant may, without Landlord's prior written consent, assign this Lease to (i) a parent, subsidiary, affiliate, division, or other entity controlling, controlled by or under common control with Tenant; or (ii) a successor entity related to Tenant by merger, consolidation, reorganization or government action or (iii) to a third party purchaser of Tenant, provided, however, that any successor entity under subsection (i) (ii) or (iii) herein shall have a tangible net worth equal to at least 75% of Tenant, as verified by current (not more than 3 months old) financial statements provided by Tenant (a "Permitted Transfer").  Tenant shall provide Landlord with at least thirty (30) days prior written notice of any transfer accompanied by the financial information required by this paragraph.

In addition to, and not in limitation of, Landlord's right to approve any sub-tenant or assignee of Tenant, except upon a Permitted Transfer, in the event Tenant assigns this Lease or subleases greater than thirty (30%) percent of the building for the remainder of the Term, Landlord shall have the option, in its sole discretion, in connection with any proposed sublease or assignment, to terminate this Lease as of the date the sublease or assignment is to become effective, and to enter into a direct lease relationship with the proposed sub-tenant or assignee.  If Landlord terminates this Lease under the preceding sentence, Landlord shall be obligated to pay any and all broker's commissions or finders fees incurred by Tenant which may be due and owing as a result of any proposed assignment or sublease.  If Landlord does not terminate this Lease under the option given it in this paragraph, Tenant shall be fully responsible for any such broker's fees.

13.

Damage and Destruction.  In the event the Building is damaged or destroyed in whole or in part by fire or other insured casualty during the Term and Tenant does not terminate this Lease under the option given it in this Paragraph 13, then upon receipt of the insurance proceeds from the insurance required in Paragraph 9 herein, Tenant shall repair and restore the Building substantially to the same condition that the Building was in prior to the fire or casualty with reasonable dispatch and in the event that the insurance proceeds are insufficient to restore the Building to its condition prior to the fire or casualty, Tenant shall pay the amount necessary to complete the restoration.  If the manufacturing area of the Building is more than 50% destroyed or if the Building cannot be restored within a period of two hundred seventy (270) days ("Substantial Casualty"), as reasonably determined by Tenant, Tenant shall have the right to terminate this Lease upon written notice to Landlord given within forty-five (45) days from the occurrence of such casualty, in which event Landlord shall receive all insurance proceeds hereunder, and Tenant shall not repair or restore the Premises.  Upon termination of this Lease under this Paragraph 13 all prepaid rent shall be prorated as of the date of the casualty loss and shall be repaid to Tenant.  Tenant shall give immediate notice to Landlord in case of fire or accident in the Building.  If Tenant is required or elects to repair or rebuild the Building as provided for above, Tenant shall promptly repair or replace the Building substantially to the condition existing prior to its damage or destruction.  Both Landlord and Tenant shall be entitled to participate in the settlement discussions of the insurance claim with the insurer.

If a casualty loss shall occur to any Addition(s) and not the Building as provided above, the Lease shall not terminate but Tenant shall have the right to rebuild or demolish and remove the damaged Addition(s) and restore the Building substantially to its condition prior to the construction of the Addition  and Tenant (or its leasehold mortgagee) shall receive and retain all insurance proceeds paid under the Tenant's separate insurance coverage for the Addition(s) less the cost above to restore the Building.

If a casualty loss occurs to the Building during the Term and Tenant is required or elects to repair the Building and does not elect to terminate this Lease as of the date of the casualty loss, as provided above, there shall be no reduction or abatement in the Base Rent due to Tenant's loss of use of Building.

14.

Eminent Domain.  If all or a material part of the Building or the Land is taken by any public authority under the power of eminent domain (or purchased in lieu thereof), and as a result thereof, Tenant is unable to operate its business within the Premises in accordance with its historical use of the Premises, then the Term shall cease on the part so taken, and any rent paid in advance of such date shall be refunded to Tenant, and Tenant shall have the right to terminate this Lease upon written notice to Landlord, which notice shall be delivered not less than thirty (30) days prior to the date when possession of the taken property is delivered to the condemning authority.  A material part of the Building is defined as 15% or more of the Building area and a material part of the Land is defined as a change of grade or of the entrance to the Land from the abutting public right-of-way which prevents convenient access by trucks to the loading areas or a reduction of parking to a number of total on-site parking spaces to a less than the number of  peak persons employed at the Premises plus three (3) additional parking spaces for guests.  In the event that Tenant does not terminate this Lease, Tenant shall, to the extent the proceeds of the condemnation award or purchase  are available, make all necessary repairs to the Building and Premises to render and restore the same to a complete architectural unit or repair, restore or replace Land Improvements, including any change of grade to permit access to the Premises, and Tenant shall continue in possession of the portion of the Premises not taken under the power of eminent domain, under the terms and conditions of this Lease, except that the Base Rent shall be reduced in direct proportion of the amount of the Building taken.  There shall be no reduction in Base Rent if any portion of the Land is taken and Tenant continues to be able to operate its business within the Premises in accordance with its historical use of the Premises.  Except as otherwise provided in this Paragraph 14, all damages awarded for such taking (or the purchase price) shall belong to and be the property of Landlord, whether such damages be awarded as compensation for diminution in value of the leasehold or to the fee of the Building; provided, however, Landlord shall not be entitled to any portion of the award (or the purchase price) made to Tenant for removal and reinstallation of trade fixtures, loss of business or moving expenses.

If all or any part of any Addition(s) is taken by any public authority under the power of eminent domain (or purchased in lieu thereof), both Landlord and Tenant shall be entitled to participate in the settlement of the condemnation claim against the condemning public authority.  If Landlord and Tenant are unable to agree to the condemnation proceeds allocable to the Addition(s), the matter shall be settled by appraisal in accordance with Paragraph 28 of this Lease.

15.

Estoppel Certificate, Attornment and Subordination.

A.

Estoppel Certificate.  Either party shall, at any time or times, within ten (10) business days after receiving a request by the other party, execute and deliver to such party a written statement certifying: (i) that this Lease is in full force and effect, if that is the case, (ii) the date of commencement of the Term, (iii) that rent is paid currently without any offset or defense, if that is the case, (iv) the amount of rent, if any, paid in advance, and (v) that there are no uncured defaults by the other party known to the certifying party or stating with specificity those known defaults claimed by the certifying party.

B.

Subordination.  Tenant agrees, at Landlord's request, to execute and deliver an instrument subordinating its interest under this Lease to any mortgage of the Premises hereafter granted by Landlord provided Tenant's agreement to subordinate its interest under this Lease is expressly subject to such mortgagee's agreement that notwithstanding Tenant's subordination, the provisions of this Lease with respect to the payment to Tenant of insurance and condemnation proceeds as provided herein shall have priority over any contrary provisions of such mortgagee's mortgage and Tenant shall not be disturbed in its possession of the Premises by reason of the foreclosure of such mortgage or any transfer of the Premises in lieu of foreclosure of such mortgage so long as Tenant shall perform its obligations under this Lease.  Tenant also agrees that any mortgagee may elect to treat this Lease as prior in time to its interest in the Premises, and in the event of such election and upon notification to Tenant to that effect, this Lease shall thereupon be deemed so prior, whether this Lease is, in fact, dated prior or subsequent to the date of such other interest.  The foregoing notwithstanding, Tenant's obligations under this Section 15.B are conditioned upon Tenant's receipt of a non-disturbance agreement for the benefit of Tenant from the holder or proposed holder of any such mortgage affecting the Premises. Such non-disturbance agreement shall be in a commercially reasonable form (but shall not be inconsistent with Tenant's rights under this Lease) and shall provide, among other things, that so long as Tenant is not in default in the payment of Rent or any material covenant or condition of this Lease, (i) its rights as Tenant hereunder shall not be affected or terminated, (ii) its possession of the Premises shall not be disturbed, (iii) no action or proceeding shall be commenced to remove or evict Tenant and, unless required by applicable law in order to effect a foreclosure, Tenant shall not be named in any foreclosure action, and (iv) this Lease shall continue in full force and effect notwithstanding the foreclosure of the mortgage prior to the expiration or termination of this Lease.

C.

Attornment.  Tenant shall, in the event of the sale or assignment of Landlord's interest in the Building and/or Premises, or in the event any proceedings are brought for the foreclosure of such interest or in the event of exercise of the power of sale under any mortgage on the Building and/or Premises granted by Landlord, attorn to the purchaser-transferee and recognize such purchaser-transferee or lessor as the Landlord under this Lease, provided  such mortgagee or transferee agrees not to disturb Tenant's possession under this Lease and agrees to be bound by the terms and conditions of the Lease, so long as Tenant is not in default.

16.

Quiet Enjoyment.   Upon Tenant's payment of the rents and other charges required under this Lease, and Tenant's performance of its obligations under this Lease, and subject to the terms and provisions of this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person acting through or under Landlord.

17.

Bankruptcy.  If Tenant shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy law, or if a receiver or trustee of the property of Tenant shall be appointed, or if any assignment shall be made of Tenant's property for the benefit of creditors or if a petition shall be filed by or against Tenant seeking to have Tenant adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy law and such petition shall not be withdrawn and the proceedings dismissed within ninety (90) days after the filing of the petition, then and in any of such events, Landlord may terminate this Lease by written notice to Tenant.  If, as a matter of law, Landlord has no right upon Tenant's bankruptcy to terminate this Lease, then, if Tenant, as debtor, or its trustee, wishes to assume or assign this Lease, in addition to curing or adequately assuring the cure of all Tenant's existing defaults under this Lease as of the date of filing of the proceeding (such assurances being defined below), Tenant, as debtor, or the trustee, as assignee, must also furnish adequate assurances of future performance under this Lease (as defined below).  Adequate assurance of curing defaults means the posting with Landlord of a sum in cash sufficient to defray the cost of such a cure.  Adequate assurance of future performance under this Lease means posting a deposit equal to three (3) months rent, including all other charges payable by Tenant under this Lease, and in the case of an assignee, assuring Landlord that the assignee is financially capable of assuming this Lease.  In a reorganization under Chapter 11 of the Bankruptcy Code, the debtor or trustee must assume this Lease or assign it within one hundred twenty (120) days from the filing of the proceeding, or he shall be deemed to have rejected and terminated this Lease.

18.

Tenant's Default and Landlord's Remedies.

A.

In the event Tenant fails to pay any monthly installment of Base Rent or any other sum required to be paid under this Lease and such failure is not cured within ten (10) days from the date Tenant receives written notice of such nonpayment, Landlord shall, in addition to its other remedies provided by law and in equity, have the remedies set forth in Subparagraph 18(C) below.

B.

If Tenant fails to perform any of its obligations under this Lease other than the payment of rent or any other obligation involving the payment of money, Landlord shall give Tenant written notice of such default, and if Tenant shall fail to cure such default within thirty (30) days after the receipt of such notice, or if the default is of such a character as to require more than thirty (30) days to cure, then if Tenant shall fail within said thirty (30) day period to commence and thereafter proceed diligently to cure such default, then and in either of such events, Landlord shall, in addition to its other remedies provided at law or in equity, have the remedies set forth in Paragraph 18(C) below.  After notice to Tenant and failure of Tenant to commence curing such default within the notice period, Landlord may (at its option and in addition to its other legal remedies) cure such default for the account of Tenant, and any sums expended by Landlord, together with interest thereon at the rate of ten (10%) percent per annum until paid, shall be additional rent and shall be paid by Tenant with the next monthly installment of Base Rent.

C.

In the event Tenant shall be in default under Subparagraph 18(A) or 18(B) above, then Landlord, in addition to all other remedies provided under this Lease, at law or in equity, shall have the immediate right to re-enter the Building and Premises to remove all persons and property within the Building and Premises.  Such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of, Tenant.  Should Landlord elect to re-enter or take possession pursuant to legal proceedings or any notice provided for by law, Landlord shall either terminate this Lease or, without terminating this Lease, take commercially reasonable actions to relet all or any portion of the Building and/or Premises on commercially reasonable terms and conditions and take other reasonable actions to mitigate Tenant's damages.  The proceeds of such reletting shall be applied, first, to the payment of any indebtedness of Tenant to Landlord other than rent due hereunder; second, to the payment of any reasonable costs of such reletting, including broker's fees and the cost of any reasonable alterations and repairs to the Building; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied toward the payment of future rent as it becomes due and payable. Should the proceeds of such reletting during any month be less than the monthly installment of Base Rent required under this Lease, then Tenant shall during each such month pay the deficiency to Landlord.  In the event any rentals or other sums received from reletting exceed those sums to be paid by Tenant, such excess shall belong to and be the sole property of Landlord.  No such re-entry or taking possession of the Building and/or Premises, or acceptance of the keys to the Building by Landlord, shall be construed as an election to terminate this Lease unless Landlord provides Tenant with written notice of its election to terminate the Lease, or unless the termination is decreed by a court of competent jurisdiction.  If Landlord elects to relet the Building and/or Premises without terminating the Lease, Landlord may at any time thereafter elect to terminate this Lease for any previous breach.

D.

Tenant shall pay all reasonable attorneys' fees and all other expenses incurred by Landlord in enforcing any of Tenant's obligations under this Lease, or in any litigation in which Landlord shall, without its fault, become involved through or on account of this Lease.

E.

All Landlord's rights and remedies shall be cumulative and none shall be exclusive of any other rights and remedies allowed by law or in equity.

19.

Signs.   Tenant shall be solely responsible for removing any signs or antennae/dish installed or erected hereunder upon the termination of this Lease and Tenant shall repair any damages caused to the Building by such removal.  Landlord may, one hundred eighty (180) days prior to the termination of this Lease, display on the Land one usual and ordinary "for lease" sign.

20.

Access by Landlord.  Upon reasonable advance notice, Landlord shall have the right to enter the Building at all reasonable times to examine, maintain, and make repairs and to show the Building to prospective lenders and/or purchasers, and during the last six (6) months of the Term to prospective tenants.  Landlord shall use reasonable efforts to not unreasonably interrupt or interfere with the conduct of Tenant's business in exercising its rights of access under this Paragraph 20.  Landlord shall have immediate access to the Building in the event Landlord has actual notice of any imminent threat of harm to persons or damage to property within the Building.  If Landlord reasonably determines that any repairs are necessary, and such repairs are Tenant's responsibility under this Lease, Tenant shall promptly perform the required repairs.  Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no obligation or responsibility or liability for the care, supervision or repair of the Building except as expressly provided in this Lease.

21.

Surrender of Building and Holding Over.

A.

On or before the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord the Building and Premises, including all of Tenant's alterations, additions, improvements and fixtures, broom clean and in good order and condition (subject to ordinary wear and tear) except for such improvements or fixtures which Tenant has the right to remove or is obligated to remove pursuant to Paragraph 10 and except for casualty loss or damage which Tenant is not obligated to cure.  Any property which Tenant fails to remove from the Land, Building or Premises shall be deemed to have been abandoned by Tenant and may be retained by Landlord as its property or removed and disposed of in such manner as Landlord sees fit, and Tenant shall be liable to Landlord for all reasonable costs and expenses incurred in connection with any such removal and disposal.

B.

In the event Tenant holds over following the termination of this Lease, the tenancy thereafter shall be from month to month in the absence of a written agreement to the contrary, and Tenant shall pay to Landlord a monthly rate equal to one hundred fifty (150%) percent of the monthly rental for the last lease year (plus all other charges payable by Tenant under this Lease).  The foregoing is not intended to limit or waive Landlord's right to damages for such illegal occupancy or Landlord's right to terminate the hold over tenancy and seek all damages and expenses incurred by Landlord by such hold over.

22.

Miscellaneous.

A.

Authority.  Landlord and Tenant each represent to the other party that the person executing this Lease on behalf of such party is duly authorized to execute and deliver this Lease, and that each such party has taken all action necessary to authorize the execution and performance of its respective obligations under this Lease.

B.

Delays.  In the event Landlord or Tenant are delayed or prevented from the performance of any of their obligations under this Lease, by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason not within the reasonable control of said party, then the performance of such act shall be excused for the period of the delay, and the period for the performance of such act shall be extended for a period equivalent to the delay.  The provisions of this Paragraph 22 shall not operate to excuse Tenant from prompt payment of rent, or any other payments required by the terms of this Lease, unless agreed to herein.

C.

Landlord's Interest.  In the event of any transfer or transfers of Landlord's interest in the Building, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer.  Landlord's, and any individual holding any interest in Landlord, liability under this Lease shall be limited to Landlord's interest in the Premises.

D.

Recording.  Tenant shall not record this Lease, Landlord agrees to execute and deliver a memorandum hereof upon Tenant's request.

E.

Liens.  In the event any construction lien(s) shall be filed against the Building and/or Premises or Tenant's leasehold interest as a result of the work undertaken by or on behalf of Tenant, Tenant shall promptly discharge such lien(s) by paying the indebtedness or by filing a bond as provided by statute.  In the event Tenant fails to discharge such lien, Landlord shall have the right (but is not obligated) to discharge such lien or to file the statutorily required bond, and Tenant shall pay the cost of discharging such lien or the cost of such bond, whichever is applicable, as additional rent upon the first day that rent shall be next due, or if no rent is due, then within five (5) days following Landlord's request therefor.

F.

Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of a lesser amount than the rent or any other amounts due under this Lease shall be deemed to be other than on account of the earliest rent and/or other amounts due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment under this Lease be deemed an accord and satisfaction.  Landlord may accept such check or payment without prejudice to its right to recover the balance of the amount due hereunder or pursue any other remedy.

G.

Waiver.  No default in the payment of rent or any other amount set forth herein, nor the failure of Landlord to enforce the provisions of this Lease upon any default by Tenant shall be construed as creating a custom of deferring payment or as modifying in any way the terms of this Lease or as a waiver of Landlord's right to terminate or cancel, or otherwise to enforce the provisions hereof.  No express waiver by either Landlord or Tenant of any provision, condition or term shall affect any other provision, condition or term, and shall not be deemed to imply or constitute a subsequent waiver of such provision, condition or term.  No breach of a covenant or condition of this Lease shall be deemed to have been waived by Landlord or Tenant, whichever is the case, unless in writing by the party whose waiver is sought.  It is expressly agreed that time shall be of the essence with regards to this Lease.

H.

Successors.  Subject to Paragraph 12, this Lease shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, administrators, personal representatives, successors and assigns.

I.

Severability.  If any provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Lease shall nonetheless continue in full force and effect without being impaired or invalidated in any way.  In addition, if any provision of this Lease may be modified by a court of competent jurisdiction such that it may be enforced, then said provision shall be so modified and as modified shall be fully enforced.

J.

Entire Agreement.  This Lease and the Exhibits attached set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant and shall supersede all prior covenants, promises, agreements conditions and understandings between Landlord and Tenant, including but not limited to the form of lease agreement set forth as Exhibit D in that certain Contract for the Purchase and Sale of Real Property dated as of the date hereof between Landlord and Tenant.  No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

K.

Notices. For purposes of this agreement any notice, request, demand, instruction or other communication to be given to either party, shall be sent either by telephone facsimile or certified mail (prepaid postage, return receipt requested) to the address and/or phone number set forth below.  If forwarded by telephone facsimile, notice shall be deemed given on the date the notice in question was successfully sent to the other party's telephone fax number as set forth below, or if forwarded by certified mail through the facilities of the United States Postal Service, notice shall be deemed given on the date the notice in question was deposited with the United States Postal Service:

If To Landlord:

348 Aero Drive

Shreveport, LA  71107

Attn:  Keith Sampson

If To Tenant:

Decorator Industries, Inc.

Suite 201

10011 Pines Boulevard

Pembroke Pines, FL  33024

Attention:  Michael Solomon

Fax #  954-436-1778

With a copy to:

Bernard Eisen, Esq.

Buchanan Ingersoll & Rooney

20th Floor, One Oxford Centre

Pittsburgh, PA  15219

Fax # 412-392-2128

Any party to this Lease, may at any time, change the address for notices to that party, by giving notice in this manner.

23.

Renewal Option and Option to Purchase.

A.

Option to Renew Lease:  Landlord hereby grants to Tenant the option to renew this Lease for one (1) additional ten-year period ("Renewal Period"), commencing fifteen (15) years after the Commencement Date.  Provided Tenant is not in default, Tenant may exercise each option to renew hereunder by giving Landlord written notification of the exercise of the option not less than One Hundred Eighty (180) days prior to the expiration of the then current term.  All terms and conditions of this Lease shall remain in full force and effect during each Renewal Period, except the annual Base Rent for the Renewal Period shall be as set forth in Subparagraph B. below.

B.

Renewal period rental rate:  Tenant hereby agrees to pay to Landlord, at the address of Landlord written above, or at such other place as Landlord may hereinafter from time to time designate in writing, annual "Base Rent", payable in monthly installments beginning on the Commencement Date of the ten (10) year Renewal Period in accordance with the provisions of Section 5 above.  Annual Base Rent for the Renewal Period shall be the Base Rent stated in Paragraph 5 increased by two percent annually..

C.

Option to Purchase: Landlord hereby grants to Tenant the option to purchase (the "Purchase Option") at fair market value on the fifth, tenth and fifteenth anniversary hereof by giving Landlord written notification of the exercise of the option not less than Ninety (90) days prior to the option date.  The fair market value of the Premises will be determined by appraisal pursuant to this Section 23.C.  Tenant and Landlord shall, within fifteen (15) days after Tenant exercises the Purchase Option, provide to the other party the name of a person selected to act as appraiser on behalf of such party.  The two appraisers thus appointed shall jointly agree upon a third appraiser within ten (10) days after both appraisers have been selected in accordance with the preceding sentence.  Within ten (10) days after appointment of the third appraiser each party shall provide to the appraisers all customary information as may be requested by any of the appraisers, including, but not limited to, a complete history of operating costs and expenses for the Property.  Within thirty (30) days after the date of the appointment of the third appraiser, the appraisers shall have completed the appraisal of the Premises to determine the fair market value.  Each appraiser shall value the Premises as if the Premises was vacant and had no tenants at the time of such appraisal, however, in no event shall the fair market value of the Premises be determined to be less than the price which was paid by the Landlord to acquire the Premises on the date hereof.  The parties hereto acknowledge that the provisions to determine the fair market value are fair and reasonable.  In the event that the appraisers cannot agree upon the fair market value of the Premises, then the fair market value of the Premises shall be equal to the average of the two  appraisal values which are closest together.  In any event, the appraised value determined in accordance with this Paragraph 24C shall be final and binding upon Landlord and Tenant.  Any appraiser appointed pursuant to this Paragraph 24C must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) and must be an appraiser who has regularly conducted appraisals during the five (5) year period immediately prior to appointment by the parties hereunder. Any appraisal required or permitted by the terms of this Lease shall be conducted in a manner consistent with sound appraisal practice and in accordance with this Section 24.C.  Tenant shall pay all costs and expenses incurred in connection with such appraisal.

Upon said notification each party shall mutually agree on a MAI appraiser who will determine fair market value. The cost of the appraisal shall be borne by the Tenant. Closing on the purchase shall occur within 45 days of the determination of the fair market value.

24.

Right of First Refusal.  The Landlord grants Tenant a right of first refusal to purchase the Premises in the event the Landlord elects to sell the Premises to an unrelated third party in a bona-fide transaction.  Landlord shall notify Tenant of any such bona-fide offer, and shall provide a copy of such offer, which shall include the purchase price and other financial terms and conditions contained in such bona fide offer, the proposed purchaser's name and such other material information contained in such offer ("Offer Notice").  Tenant shall have thirty (30) days from the date of receiving the Offer Notice to notify Landlord in writing whether or not Tenant will exercise its option to purchase the Premises under the same terms and conditions contained in the Offer Notice.  If Tenant fails to notify Landlord of its election hereunder, it shall be deemed that Tenant has waived its right to purchase the Premises.  In the event that Tenant does not exercise its right to purchase the Premises, Landlord shall thereafter be free to sell the Premises to the third party identified (or a successor / holding entity) upon materially the same terms contained in the Offer Notice, but in no event shall the purchase price be less than the price offered to Tenant in the Offer Notice.

If the Offer Notice provides for payment of all or a portion of the Purchase Price with non-cash items ("Non-Cash Items"), including but not limited to stocks, bonds, purchase money notes, land contracts or exchanges of other property, then Tenant may, at its option, elect to pay Landlord the Cash Value (as hereafter defined) of the Non-Cash Items.  For purposes hereof, the Cash Value of the Non-Cash Items shall be the fair market value of the Non-Cash Items as of the date Landlord receives the Offer Notice.  If the parties cannot agree upon the Cash Value of the Non-Cash items, then the Cash Value of the Non-Cash Items shall be determined by appraisal in accordance with Paragraph 28 of this Lease.

25.

Leasehold Mortgage.  Tenant shall not be permitted to encumber the fee simple title in the Land, Building or Premises or any of the structures, improvements, fixtures or any other portion of the Premises, including without limitation any Addition.  Tenant shall only be permitted to mortgage Tenant's interest under this Lease, which such mortgage shall in no manner alter the terms and conditions of this Lease, nor impact Landlord's rights as the owner of the Premises.  In no event shall the Landlord's fee simple title in the Land, Building or the Premises or any of the structures, improvements, fixtures or any other portion of the Premises, including without limitation any Addition, be encumbered by any such leasehold mortgage.  In the event Tenant desires to obtain a leasehold mortgage, Tenant shall present and Landlord shall have the right to review and approve of any leasehold mortgage and any other documents to be recorded in relation to such leasehold mortgage prior to their record to confirm that such documents do not encumber Landlord's fee simple title in the Land, Building or the Premises.  Landlord agrees, upon the request of a leasehold mortgagee, to provide to such leasehold mortgagee a copy of all notices of default made by Landlord upon Tenant under this Lease, to permit such leasehold mortgagee an opportunity to cure any such defaults, which in no event shall exceed sixty (60) business days and to recognize such mortgagee or any purchaser of Tenant's leasehold interest in the Premises in foreclosure as the tenant under this Lease, provided that such mortgagee or purchaser in foreclosure complies with each and every term and provision of this Lease and that all outstanding obligations of the Tenant have been paid in full.  Tenant shall reimburse Landlord's reasonable out-of-pocket costs, including attorneys fees, to review such documents.

26.

Brokers.  Landlord and Tenant hereby represent to each other that neither party has engaged or dealt with any licensed real estate broker or salesman in connection with this transaction other than Lehrer & Feuerman LLC ("Broker"), which has represented Tenant.  Landlord  hereby agrees to indemnify Tenant and Tenant hereby agrees to indemnify Landlord for any liability or claims for commissions or fees arising from a breach of this representation.  Any commission or fees owing to Broker shall be paid by Tenant pursuant to a separate agreement.

27.

Environmental.  During the Term of this Lease, as may be extended hereunder, Tenant, its agents, employees, sublessees or assignees, if any, shall not do, or cause to be done any work or activity, nor discharge, release or dispose of, on, in or under the Land, Building or Premises, any Hazardous Materials in violation of any Environmental Laws.  Tenant represents that Tenant does not and shall not utilize any Hazardous Materials in connection with its current and future intended uses of the Land, Building and Premises except for such Hazardous Materials which are used in compliance with all Environmental Laws.  The foregoing representations and indemnity obligations shall survive the termination or cancellation of this Lease.

28.

Appraisal.  If the parties cannot reach agreement on the amount of condemnation proceeds allocable to Addition(s) under Paragraph 14 or the value of Non-Cash Items under Paragraph 24, then either Landlord or Tenant may obtain an appraisal from a qualified appraiser (an MIA appraiser in the case of real estate) valuing the interest taken by eminent domain or establishing the value of any Non-Cash Items in dispute.  Upon delivery of such appraisal to the other party to this Lease, such other party shall have the option of (i) accepting the appraised value set forth in the appraisal and proceeding to distribute insurance or condemnation proceeds or to close under the right of first refusal on the basis of such appraisal, as the case may be, or (ii) contracting for another appraisal to be performed by a similarly qualified appraiser selected by the other party.  The other party's appraisal report must be submitted to the first party for review within sixty (60) days of the other party's selecting option (ii) above.  If the value of the higher appraisal does not exceed the value of the lower appraisal by more than ten percent (10%), the parties agree that the average of the two appraisals shall be deemed to be the value of the damaged, destroyed or condemned Addition(s) or of the Non-Cash Items, as the case may be.  If the value established by the higher appraisal exceeds the value established by the lower appraisal by more than ten percent (10%), then both parties will direct their appraisers to mutually select a third appraiser who shall finally determine the value of the asset.  The parties shall share equally the cost of such third appraisal.  The value of the asset in question shall be finally established and both parties shall be bound by the third appraisal, except that such value shall not be lower than ten percent (10%) less than the lower of the first two appraisals nor higher than ten percent (10%) more of the higher of the first two appraisals should such third appraisal vary by more than ten percent (10%) from the higher and the lower of the first two appraisals.

THIS LEASE AGREEMENT was made and entered into on the day the day and year first written above.

WITNESS:	LANDLORD: VIKING PROPERTIES, L.L.C.

	By:	/s/ Keith Sampson
	Name:	Keith Sampson
	Title:	Manager/Member

ATTEST:	TENANT: DECORATOR INDUSTRIES, INC.

/s/ Michael K. Solomon	By:	/s/ William A. Johnson
Michael K. Solomon, Secretary	Name:	William A. Johnson
	Title:	President

EXHIBIT A

[Property Description]

A tract of land located in the West Half (W/2) of Section 14, Township 18 North, Range 13 West, Bossier Parish, Louisiana, being more fully described as follows:

Beginning at the Northwest Corner of the Southwest Quarter (NW/c of SW/4) of said Section run thence North a distance of 289.60 feet to the centerline of Viking Drive; Run thence along said centerline South 88°22'00" East a distance of 1,511.94 feet; Thence leaving said centerline run South a distance of 50.02 feet to the Point of Beginning of tract, said point along being located on the southerly right of way line of Viking Drive; Thence leaving said southerly right of way line run South a distance of 291.36 feet; Run thence West a distance of 377.33 feet to a point on the easterly right of way line of Marlena Street; Run thence along said easterly right of way line North a distance of 276.40 feet to the point of curvature of a curve to right (said curve having a radius of 25.00 feet); Run thence along said curve a distance of 39.98 feet to a point on the southerly right of way line Viking Drive; Run thence along said southerly right of way line South 88°22'00" East a distance of 351.77 feet to the Point of Beginning of tract.

LESS AND EXCEPT:

A tract of land located in the West Half (W/2) of Section 14, Township 18 North, Range 13 West, Bossier Parish Louisiana, being more fully described as follows:

Beginning at the Northwest Corner of the Southwest Quarter (NW/c of SW/4) of said Section 14 run thence North a distance of 289.60 feet to the centerline of Viking Drive; Run thence along said centerline South 88°22'00" East, a distance of 1511.94 feet; Thence leaving said centerline run South a distance of 50.02 feet to a point on the southerly right of way of Viking Drive; Thence leaving said southerly right of way run South 00°01'35" East a distance of 241.80 feet to the Point of Beginning of tract herein described, Run thence South 00°01'35" East a distance of 49.64 feet; Run thence North 89°59'46" West a distance of 377.07 feet to a point on the easterly right of way line of Marlena Street as recorded in Conveyance Book 583, pages 636-638 of the Records of Bossier Parish, Louisiana; Run thence along said easterly right of way line North a distance of 54.49 feet; Thence leaving said easterly right of way line run South 89°15'34" East a distance of 377.08 feet to the Point of Beginning.